                                                                EXHIBIT (a) (8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JULY 13, 1998 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE COMPANY IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE COMPANY BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY (AS DEFINED BELOW) BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash
                        by Global Motorsport Group Inc.
                  Up to 4,820,000 Shares of its Common Stock

                       (Including the Associated Rights)

                                       at

                              $21.75 Net per Share



     Global Motorsport Group Inc., a Delaware corporation formerly known as Custom Chrome, Inc. (the "Company"), is offering to acquire up to 4,820,000 shares of common stock, par value $0.001 per Share ("Common Stock"), of the Company, including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares")issued pursuant to the Rights Agreement, dated as of November 13, 1996, by and between the Company and American Stock Transfer and Trust Company, as Rights Agent, for $21.75 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, the "Per Share
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Amount") upon the terms and subject to the conditions set forth in the Offer to
Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the related Letter of Transmittal, collectively constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 12,1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 28, 1998 (the "Merger Agreement"), by and between Fremont Acquisition Company III, LLC, a Delaware limited liability company ("Purchaser"), GMS Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition Sub"), and the Company. The Merger Agreement provides that, among other things, the Company will accept for payment, purchase and pay for not more than 4,820,000 Shares (the "Tender Offer Number") so that the holders of all Shares in excess of such number will remain stockholders of the Company after the Offer. In the event that a number of Shares greater than the Tender Offer Number is tendered, the Company will purchase Shares on a pro rata basis, and each tendering stockholder will thus retain an equity interest in the Company. See "SPECIAL FACTORS--Section 4. Proration" of the Offer to Purchase. Under this scenario, the Merger (as defined below) will not be effected. If the number of Shares tendered and not withdrawn prior to the expiration of the Offer is equal to or greater than the Minimum Condition (as defined below) but less than the Tender Offer Number, as soon as practicable after consummation of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger, Acquisition Sub will be merged with and into the Company and the separate corporate existence of Acquisition Sub will thereupon cease. The Merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger" and the Company, as the surviving corporation in the Merger, is sometimes referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock outstanding (other than Shares held by Purchaser or its affiliates, 87,979 Shares held by the Management Stockholders (as defined below) and Shares held by stockholders who perfect their appraisal rights under Delaware law) will be cancelled and extinguished and converted into the right to receive consideration consisting of cash and stock of the Surviving Corporation (at a price of $21.75 per Share), prorated such that the Company's existing stockholders will retain an equity interest of approximately 6% in the Company (based on the number of shares presently outstanding). Each Share held by Purchaser or any affiliate of Purchaser, and 87,979 Share held by the Management Stockholders, will remain outstanding. See "SPECIAL FACTORS--Section
4. Proration" and "THE OFFER AND MERGER--Section 12. The Agreement and Plan of Merger; Stockholder Agreement" of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (THE "TRANSACTIONS"), INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING OF COMMON STOCK ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE COMPANY OBTAINING DEBT FINANCING (AS DEFINED IN THE OFFER TO PURCHASE). As used herein "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into Common Stock.

          Pursuant to the Merger Agreement, the Company has agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Company, upon the terms and subject to the conditions set forth in the Merger Agreement, 2,666,667 Shares (the "Purchaser Shares") for an aggregate amount equal to the number of Purchaser Shares multiplied by the Per Share Amount.

     The Board of Directors of the Company has received a written opinion, dated June 28, 1998, of Cleary Gull Reiland & McDevitt, Inc. to the effect that, as of that date, and based upon the assumptions contained therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders pursuant to the Merger (other than Purchaser and the Management Stockholders) is fair from a financial point of view to such stockholders.

     As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution of the Merger Agreement, certain management stockholders of the Company (the "Management Stockholders") entered into a stockholder agreement, dated as of June 28, 1998, pursuant to which, the Management Stockholders agreed not to tender 87,979 Shares held by them or Shares acquirable by them upon exercise of outstanding stock options. Each of the Management Stockholders who is an employee of the Company and Purchaser have agreed to use their good faith to negotiate and enter into agreements pursuant to which, under certain circumstances following consummation of the Offer, the Company will have the right to buy from such Management Stockholder, and such Management Stockholder will have the right to sell to the Company, Shares held by such Management Stockholder.

     For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Company, with Purchaser's prior written consent, gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" of the Offer to Purchase) pursuant to the procedure set forth in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal relating to the Offer (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal relating to the Offer. The Per Share Amount paid to any holder of Common Stock pursuant to the Offer will be the highest per share consideration paid to any other holder of such shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE COMPANY FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Company will, if directed by Purchaser (subject to the terms and conditions of the Merger Agreement), extend for any reason the time period during which the Offer is open, including the occurrence of any condition specified in "THE TENDER OFFER--Section 12. Certain Conditions of the Offer" of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below) of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares.

     The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, August 12, 1998, unless and until the Company, at the direction of Purchaser (but subject to the terms and conditions of the Merger Agreement), extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Company, will expire.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after September 10, 1998. For the withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Section3. Procedure for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Company to record holders of Shares whose names appear on the Company's stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, at the address and telephone numbers set forth below, and copies will be furnished at the Company's expense. The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                      [Graphic - MacKenzie Partners, Inc.]


                                156 Fifth Avenue
                           New York, New York  10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

July 13, 1998

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